Filed pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-187653
333-181596
333-160214
333-130325
333-107032

PROSPECTUS ADDENDUM

(To Prospectuses dated April 1, 2013)

                                       May 22, 2012

                                       October 20, 2009

                                       June 25, 2009

                                       December 14, 2005

                                       September 12, 2003

JEFFERIES GROUP LLC

Debt Securities

You should read the accompanying prospectus supplement (referenced below), which gives the specific terms of the offered debt securities, together with the accompanying prospectus dated April 1, 2013 of Jefferies Group LLC (formerly Jefferies Group, Inc.) When you read the supplement with the specific terms of the offered debt securities, please note that all references in the supplement to the prospectus dated May 22, 2012, the prospectus dated June 25, 2009, the prospectus dated December 14, 2005, the prospectus dated September 12, 2003, the prospectus dated January 16, 2002, or to any sections of those documents, should refer instead to the accompanying prospectus dated April 1, 2013, or to the corresponding section of the accompanying prospectus, unless the context otherwise requires with respect to the terms of the particular offered debt securities (including the provisions of the applicable indenture governing such offered debt securities). Additionally, unless the context otherwise requires, all references in any prospectus supplement referenced below or in a prospectus accompanying such a prospectus supplement to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K or other document (including those incorporated by reference) should refer instead only to the Annual Report on Form 10-K for the year ended November 30, 2012 of Jefferies Group LLC (formerly Jefferies Group, Inc.) (filed on January 29, 2013) and only to each of its Quarterly Reports and Current Reports or other documents filed after November 30, 2012, which supersede earlier filed annual, quarterly and current reports and other documents.

The accompanying prospectus dated April 1, 2013 supersedes the prospectus dated May 22, 2012, the prospectus dated October 20, 2009, the prospectus dated June 25, 2009, the prospectus dated December 14, 2005 and the prospectus dated September 12, 2003.

This Prospectus Addendum relates to the following Prospectus Supplements:

Date:	Debt Securities:
March 3, 2004	5.50% Senior Notes due 2016
January 19, 2006	6.25% Senior Debentures due 2036
June 4, 2007	5.875% Senior Notes due 2014 6.450% Senior Debentures due 2027
June 25, 2009	8.50% Senior Notes due 2019
September 22, 2009	8.50% Senior Notes due 2019
October 21, 2009	3.875% Convertible Senior Debentures due 2029
June 23, 2010	6.875% Senior Notes due 2021
July 14, 2010	6.875% Senior Notes due 2021
November 2, 2010	3.875% Senior Notes due 2015
April 8, 2011	5.125% Senior Notes due 2018
August 5, 2011
April 19, 2012	6.875% Senior Notes due 2021
January 17, 2013	5.125% Senior Notes due 2023 6.500% Senior Notes due 2043

Jefferies LLC (formerly Jefferies & Company, Inc.) will, and other affiliates of Jefferies Group LLC may, use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions.

Jefferies LLC

Prospectus Addendum dated April 8, 2013